Exhibit 10.2

COMMERCIAL LEASE

(Waters Business Center VI – Eagan, MN)

This Commercial Lease (“Lease”) is effective this 3rd day of February 2023 (“Effective Date”), and is by and between The Waters HM LLC, a Minnesota limited liability company (“Landlord”), and Encore Medical, Inc., a Minnesota corporation (“Tenant”). Landlord and Tenant are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” In consideration of their mutual promises and covenants and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.            PREMISES. Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, Suite 140, containing approximately 7,459 rentable square feet of which approximately 6,230 square feet is office space, and approximately 1,229 square feet is warehouse and manufacturing space (collectively the “Premises”), together with rights in common with other tenants to the Common Areas (as hereinafter defined), within the building known as Waters Business Center VI (“Building”) which is situated on that certain land (“Land”) in the City of Eagan, Minnesota, which is legally described on Exhibit A-1 attached hereto with an address of 2975 Lone Oak Drive, Eagan, Minnesota (the Building and the Land are collectively the “Property”), and which are part of the 6-building project commonly known as Waters Business Center (the “Project”). The Premises are depicted on Exhibit A-2, attached hereto, and the Property is depicted on Exhibit B, attached hereto.

The “Common Areas” are defined as all areas and facilities outside the Premises and within the exterior boundary line of the Land which are provided and designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant, and other tenants of the Building and their respective employees, suppliers, shippers, customers and invitees. The Common Areas shall include, without limitation, (i) all interior common mechanical rooms, utility rooms, restrooms, vestibules, stairways, or corridors within the Building not intended to exclusively serve one or more tenants, and (ii) the parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways and landscaped areas that are situated upon the Land, subject to changes made, from time to time, by Landlord.

2.             CONDITION OF PREMISES. Except as otherwise expressly set forth in Section 21 herein, Tenant agrees to accept the Premises “as-is.”

3.             TERM. The term of this Lease (the “Term”) shall commence on the later of April 1, 2023, or the date that Landlord delivers possession of the Premises to Tenant with Landlord’s Work (as hereafter defined) Substantially Complete (which later date shall be defined herein as the “Commencement Date”), and continue for a period of seventy-four (74) months thereafter, or, in the event that the Commencement Date does not occur on the first day of a calendar month, the Term shall expire at 11:59 p.m. on the last day of the sixty-second (62nd) month after the month in which the Commencement Date occurs. Upon the expiration of the Term, the Lease shall expire without further action on the part of either Party hereto. “Substantially Complete” shall mean the point at which (i) a temporary certificate of occupancy has been issued, and (ii) Landlord’s Work is complete to the degree that any items remaining to be completed or corrected do not materially interfere with Tenant’s ability to take occupancy of, and conduct its business within, the Premises. Upon notice from Landlord that the Premises are Substantially Complete, the Parties shall inspect the Premises and prepare a punchlist of items necessary to finally complete the portions of the Premises for which Landlord is responsible. Landlord agrees to cause to be completed or corrected all such punchlist items promptly after the same have been identified.

4.             HOLDING OVER. If Tenant shall retain possession of the Premises after termination or expiration of this Lease, then for each day, or part thereof the Tenant so retains possession of the Premises, Tenant shall pay Landlord one hundred fifty percent (150%) of the amount of the daily rate of Base Rent payable by Tenant under Section 5 during the calendar month immediately preceding such termination or expiration, together with any damages (excluding punitive damages) sustained by Landlord as a result of Tenant’s holding over. If such retention is without the express written consent of Landlord, such tenancy shall be a “tenancy at will.” Except as provided in this Section 4, any such holdover tenancy shall be upon the same terms and conditions as contained in this Lease.

5.	RENT.

(a)            Base Rent. Tenant covenants and agrees to pay to Landlord or its authorized agent, at Landlord’s address, without prior demand and without deduction or set-off, rent (“Base Rent”) for the Premises as follows:

Full Calendar Months	Annual Base Rent	Monthly Installments of Base
	(per square foot)	Rent
1-2	$14.38	$0.00
3-12	$14.38	$8,938.37
13-24	$14.81	$9,205.65
25-36	$15.25	$9,479.15
37-48	$15.71	$9,765.07
49-60	$16.18	$10,057.22
61-72	$16.67	$10,361.79
73-74	$17.17	$10,672.59

Tenant shall also pay Additional Rent as provided in Section 5(b), and any other additional payments due under this Lease. All such payments of Base Rent and Additional Rent shall be made in monthly installments, payable in advance on or before the first day of each calendar month, with the first payment of Additional Rent due on the Commencement Date and the first installment of Base Rent due on the first day of the third month of the Term, as the first two (2) months of the Term are Base Rent free. Base Rent and Additional Rent (collectively, “Rent”) for any partial month at the beginning or end of the Term of this Lease shall be prorated based upon the actual number of days of such month included within the Term of this Lease. All payments of Rent shall be made by Tenant by way of Automated Clearing House (“ACH”) payment system, and Tenant shall enroll in ACH and provide Landlord with evidence of such enrollment before the first payment of Rent is due. Failure to maintain enrollment in ACH throughout the Term, without Landlord’s written consent to accept an alternative form of payment, shall be a default under this Lease.

(b)            Additional Rent. Tenant shall pay, as “Additional Rent,” the amount of Tenant’s Share of Operating Expenses for each Lease Year, as reasonably estimated by Landlord prior to the beginning of such Lease Year, in equal monthly installments, in advance, on the first day of each month during each applicable Lease Year.

The Parties hereto agree upon the following Definitions:

(i)             The term “Lease Year” shall mean each twelve (12) month period which ends on December 31 of any year during which all or any part of the Term occurs.

(ii)            The term “Real Estate Taxes” means any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, tax in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax on the Property, including without limitation (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency (including metropolitan districts), and (d) any private entity having the authority to assess the Property under any encumbrances on the Land. The term “Real Estate Taxes” includes, without limitation, all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property. The term “Real Estate Taxes” does not include Landlord’s state or federal income, franchise, estate or inheritance taxes. If Landlord is entitled to pay, and elects to pay, any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest thereon) as are actually paid in a calendar year will be included within the term “Real Estate Taxes” for such calendar year.

Tenant also shall pay, as Additional Rent, any tax or excise on rents, gross receipts tax, or other tax, however described, which is levied or assessed by any governmental entity, against Landlord in respect to the Rent, Additional Rent, or other charges reserved under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease, except income, franchise, gift, succession, foreign ownership, foreign control, transfer, sales, inheritance, estate, payroll or personal property taxes.

(iii)           The term “Operating Expenses” shall mean and include all expenses incurred with respect to the maintenance and operation of the Property, including, but not limited to, Real Estate Taxes, public liability, casualty and other insurance premiums incurred by Landlord for insurance required to be maintained hereunder, Common Area maintenance and repair costs, steam, electricity, water, sewer, gas, and other Common Area utility charges, fuel, lighting, window washing, janitorial services, trash and rubbish removal, snow removal, lawn mowing and maintenance, repair and replacement of exterior windows, repair and replacement of the non-structural portions of the roof and roof membrane, wages and benefits payable to employees of Landlord whose duties are directly connected with the operation, maintenance and management of the Property, and to the extent such employee’s time is directly charged to working at the Property, amounts paid to contractors or subcontractors for work or services performed in connection with the operation and maintenance of the Property, all services, supplies, repairs, replacements or other expenses for maintaining and operating the Property, reasonable attorneys’ fees and costs in connection with the appeal or contest of Real Estate Taxes or levies, and such other expenses as may be ordinarily incurred in the operation, maintenance and management of the Property and not specifically set forth herein. With respect to repairs or replacements to the Property which would be recognized as capital improvements under generally accepted accounting principles (“GAAP”), the term “Operating Expenses” shall only include a pro-rata portion of the cost of such repairs or replacements determined by amortizing such costs at prevailing interest rates over the useful life of the repair or replacement as determined in accordance with GAAP.

The term “Operating Expenses” shall not include repairs, restoration or other work occasioned by fire, windstorm or other insured casualty (other than any deductible amount), expenses incurred in leasing or procuring tenants, leasing commissions, advertising expenses, expenses for renovating space for Landlord or new tenants, payments made to affiliates of Landlord including inside or related contractors and executives (but only to the extent the amount paid exceeds market rate for the services provided), legal expenses incident to enforcement by Landlord of the terms of any lease, interest or principal payments on any mortgage, depreciation allowances or expenses, costs to cure construction defects in work performed by or at the request of Landlord to the extent recovered under warranty, costs to remedy building code violations or other violations of applicable laws, codes, ordinances or regulations existing as of the Commencement Date, costs to remediate Hazardous Substances (as hereinafter defined) which are not due to the acts or omissions of Tenant, costs for the maintenance, repair and replacement of those items identified as “Excluded Items” in Section 7(a) hereof, rent under any ground lease or underlying lease, or any costs incurred by Landlord in connection with the transfer or disposition of Landlord’s interest in the Property. Notwithstanding the foregoing, in the event Landlord installs equipment in or makes improvements or alterations to the Property which are required under any governmental laws, regulations, or ordinances which were not required as of the date of this Lease, Landlord shall include in Operating Expenses reasonable charges for the same so as to amortize such investment at prevailing interest rates over the useful life of such equipment, improvement or alteration, as determined in accordance with GAAP.

(iv)           The term “Tenant’s Share of Operating Expenses” shall mean sixteen and four-tenth’s percent (16.4%) of the Operating Expenses for the applicable Lease Year. The above percentage has been calculated based upon the number of rentable square feet in the Premises compared to the number of rentable square feet in the Building.

As to each Lease Year after the initial Lease Year, Landlord shall reasonably estimate for each such Lease Year the total amount of (i) each category of Operating Expenses; (ii) Tenant’s Share of Operating Expenses; and (iii) the computation of the annual and monthly Additional Rent payable during such Lease Year as a result of changes in Tenant’s Share of Operating Expenses. Landlord shall make the itemized estimate in writing and deliver or mail it to Tenant at its address for notice purposes hereunder.

From time to time during any applicable Lease Year, Landlord may re-estimate the amount of Operating Expenses and Tenant’s Share thereof, and in such event Landlord shall notify Tenant, in writing, of the specific nature, amount and basis of such re-estimate in the manner above set forth and fix monthly installments for the then remaining balance of such Lease Year in an amount sufficient to pay the re-estimated amount over the balance of such Lease Year after giving credit for payments made by Tenant on the previous estimate.

Upon completion of each Lease Year, Landlord shall determine the actual amount of Operating Expenses for such Lease Year and Tenant’s Share thereof and deliver an itemized written report of the amounts thereof to Tenant within one hundred twenty (120) days after the end of each Lease Year. If Tenant has paid less than its Share of Operating Expenses for any Lease Year, Tenant shall pay the balance of Tenant’s Share within thirty (30) days after the receipt of such statement. If Tenant has paid more than Tenant’s Share of Operating Expenses for any Lease Year, Landlord shall credit such excess against the most current installment or installments due Landlord for its estimate of Tenant’s Share of Operating Expenses for the next following Lease Year. A pro rata adjustment shall be made for any fractional Lease Year occurring during the Term of this Lease or any renewal or extension thereof based upon the number of days of the term of this Lease during such Lease Year as compared to three hundred sixty-five (365) days. If an overpayment occurs during the last Lease Year, Landlord shall refund the amount overpaid to Tenant. Failure of Landlord to provide the written report described herein within one hundred twenty (120) days after the end of each Lease Year shall not preclude Landlord from later preparing such report and reconciling Tenant’s Share of Operating Expenses accordingly.

Tenant shall have the right within ninety (90) days following Tenant’s receipt of Landlord’s written report of the previous Lease Year’s Operating Expenses, to inspect Landlord’s accounting records relating to Operating Expense charges (for the immediately preceding Lease Year only) at Landlord’s accounting office. If such inspection shows that Tenant has paid less than its Share of Operating Expenses for any Lease Year, Tenant shall pay the balance of Tenant’s Share within thirty (30) days after the receipt of such inspection results. If Tenant has paid more than Tenant’s Share of Operating Expenses for any Lease Year, Landlord shall credit such excess against the most current installment or installments due Landlord for its estimate of Tenant’s Share of Operating Expenses for the next following Lease Year.

6.             USE. Subject to any limitations imposed by applicable laws, rules and regulations, the Premises may be used and occupied solely for general office and warehouse purposes, and for medical device manufacturing. Tenant will not use the Premises in a manner contrary to law, or in any manner that may increase the insurance risk, prevent the obtaining of insurance, or be in violation of any applicable federal, state or local law, rule or regulation. Tenant shall be solely responsible, at its expense, for obtaining all permits, certifications, and other approvals required by applicable law for its operations (collectively, “Required Approvals”).

7.	MAINTENANCE AND REPAIR.

(a)            Landlord’s Obligations for Maintenance. Landlord shall keep and maintain the Common Areas, the foundation, exterior walls, and roof (structural and roof membrane) of the Building in which the Premises are located, the structural portions of the Premises (exclusive of doors, door frames, door checks, windows, and exclusive of window frames located in the exterior building walls), and building systems that do not exclusively serve Tenant or any other single tenant, in good condition and repair (including replacements, as necessary) except that Landlord shall not be called upon to make such repairs occasioned by the act or negligence of Tenant, its agents, employees, invitees, licensees or contractors. Except to the extent the same are Tenant’s obligation under Section 7(b) below, or as otherwise provided elsewhere in this Lease, Landlord shall maintain the Property in compliance with applicable law and the requirements of applicable insurance underwriters. Except as otherwise provided below in this Section 7(a), the costs incurred by Landlord in the performance of the obligations set forth in this Section 7(a) shall be included as Operating Expenses. Costs to maintain, repair and replace the foundation, exterior walls (other than painting or other cosmetic treatments), structural portions of the roof, and structural portions of the Premises (collectively, the “Excluded Items”) shall not be included in Operating Expenses, but shall be the sole cost of Landlord, except to the extent that such maintenance, repairs, or replacements are occasioned by the act or negligence of Tenant, its agents, employees, invitees, licensees, or contractors.

(b)	Tenant’s Obligations for Maintenance.

(i)             Except as provided in Section 7(a), Tenant shall repair (including replacement of parts and equipment if necessary) the Premises and every part thereof, including, without limitation, all plumbing and sewage facilities, fixtures, electrical systems, sprinkler system, walls, floors, ceilings, together with any other Improvements (as hereinafter defined) included within and exclusively serving the Premises, provided that such maintenance and/or repairs are not due to manufacturer defects or improper construction or installation of any of the aforementioned items which occur during any relevant warranty period. Tenant shall also be responsible to repair other parts of the Property to the extent such repairs are made necessary by the act or negligence of Tenant, its agents, employees, invitees, licensees or contractors. Landlord shall be responsible for improvements to the Premises of a capital nature (including the replacement of the heating and air conditioning system, and those required by changes in law coming into effect after the Commencement Date which are not specific to Tenant’s use), provided that the cost of any such capital improvements shall be amortized at prevailing interest rates over the useful life of such improvements (as determined in accordance with GAAP) and Tenant shall pay to Landlord Tenant’s Share of the amortized portion of such costs attributable to the Term of the Lease as part of Operating Expenses.

(ii)            Tenant shall keep and maintain the Premises in a clean, sanitary and safe condition in accordance with the laws of the State of Minnesota and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector, or other proper officials of the governmental agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of law, ordinance and otherwise, affecting the Premises including, but not limited to, the Americans With Disabilities Act. If Tenant refuses or neglects to commence and to promptly and adequately complete any repairs which are the obligation of Tenant pursuant to this Section 7(b), Landlord may, but shall not be required, to make or complete such repairs and Tenant shall pay the cost thereof to Landlord within twenty (20) days after the receipt of written notice from Landlord including a statement for such cost..

(iii)           Tenant, at its own expense, shall install and maintain fire extinguishers and other fire protection devices (in addition to the ESFR sprinkler system described to be provided by Landlord) as may be required from time to time by any agency having jurisdiction thereof and the insurance underwriters insuring the Premises.

8.             UTILITIES AND SERVICES. Tenant shall timely pay the cost (including related taxes and charges) of all utility services (including without limitation water, gas, propane, diesel, electricity, sewer, waste, security, telecomunications and data) used on or provided to the Premises and that portion, which is the same portion as Tenant’s Share of Operating Expenses, of the utility services used on or provided to the Common Areas. Tenant shall pay either directly or, at Landlord’s option, as a part of Tenant’s Share of Operating Expenses, all charges for any utility or service used, rendered or supplied upon or in connection with the Premises. Notwithstanding the foregoing, Tenant may select its own telecommunications or data service and will pay the cost therefor, and Landlord will not be responsible for providing any such service connections to the Building. Landlord shall not be liable for damages or otherwise, and Tenant shall no right of demand, offset, abatement or deduction, if any utility provider’s service to the Premises is interuppted or impaired by weather, fire, accident, riot, strike, force majeure, the making of necessary repairs or improvements, or any other causes beyond the reasonable control of Landlord. If any public authorities require a reduction in energy consumption in the use or operation of the Building or Project, Tenant agrees to conform to such requirements.

9.	ADDITIONAL COVENANTS.

(a)            Signs. Tenant shall have the right to install signage on the Building and monument signage at the entrance to the Property at its own cost in accordance with the Sign Criteria which is attached hereto as Exhibit C, and with all applicable governmental restrictions. The size and location of any exterior signage shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld. Landlord, at Landlord’s cost, will provide front and back door vinyl graphics for the Premises’ suite-number. During the last nine (9) months of the Term, Landlord may place “For Lease/Sale” signs upon the Premises.

(b)           Compliance with Laws. Except as otherwise provided in this Lease, Tenant agrees, at Tenant’s expense, to comply with all laws, orders, ordinances, and regulations and with any direction made pursuant to law of any public officer, relating to Tenant’s use of the Premises. Tenant shall not use or occupy or permit the use or occupancy of the Property in any manner that would be a violation of federal, state or local law or regulation, regardless of whether such use or occupancy is lawful under any conflicting law, including, without limitation, any law relating to the use, sale, possession, cultivation, manufacture, distribution or marketing of any controlled substances or other contraband or any law relating to the medicinal or recreational use or distribution of marijuana.

(c)            Surrender. Tenant agrees upon the termination of this Lease for any reason, to remove (i) Tenant’s personal property and trade fixtures and those of any other persons claiming under Tenant, and (ii) any Improvements required to be removed in accordance with Section 14 below, and to quit and deliver up the Premises to Landlord peaceably and quietly in as good order and condition as the same are at the commencement of this Lease or thereafter may be improved by Landlord and Tenant, reasonable use and wear and damage due to fire or other casualty excepted. Tenant, at Tenant’s cost, shall repair any damage resulting from Tenant’s removal of personal property, trade fixtures and any Improvements from the Premises.

(d)           Personal Property Taxes. Tenant agrees to pay, before delinquency, any and all taxes levied or assessed and which become payable during the Term hereof upon Tenant’s equipment, fixtures, furniture, and other personal property located on the Premises.

10.           ENVIRONMENTAL RESTRICTIONS. Tenant covenants and agrees that during the Term of this Lease (i) no Hazardous Substances (as hereinafter defined) shall be located, stored, used, disposed of, released or discharged by Tenant from (including groundwater contamination) the Premises, provided that the Tenant may store, use and dispose of (in compliance with this Section 10) normal cleaning or office materials and materials used in Tenant’s manufacturing of medical devices; (ii) Tenant’s use and operation of the Premises shall at all times and in all respects comply with all federal, state and local laws, ordinances and regulations relating to the protection of health and with all Environmental Laws (as hereinafter defined); (iii) Tenant will obtain all permits, if any, required under Environmental Laws relating to Tenant’s use and occupancy of the Premises; and (iv) in no event shall Tenant use or store chlorinated solvents in the Premises.

(a)            For purposes of this section, the term “Hazardous Substances” shall mean the following: (i) any “hazardous substance” as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C.A. § 960 1(14) as amended by the Superfund Amendments and Reauthorization Act (“SARA”), and including the judicial interpretation thereof (ii) any “pollutant or contaminant” as now defined in 42 U.S.C.A. § 960 1(33); (iii) any petroleum, including crude oil or any fraction thereof; (iv) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (v) any “hazardous chemical” as now defined pursuant to 29 C.F.R. part 1910; and (vi) any other substance subject to regulation as a hazardous or toxic substance under existing Environmental Laws.

(b)           For purposes of this section, the term “Environmental Laws” shall mean and include all federal, state and local statutes, ordinances, regulations and rules presently in force or hereafter enacted relating to environmental quality, contamination and clean-up, including, without limitation, CERCLA, 42 U.S.C.A. § 9601 et seq., as amended by the SARA, the Resource Conservation and Recovery Act of 1976, 42 U.S.C.A. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, and any applicable state super lien and environmental clean-up statutes and all rules and regulations presently or hereafter promulgated under said statutes, as amended.

Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold Landlord and each of Landlord’s officers, directors, partners, employees, agents, attorneys, successors and assigns free and harmless from and against any and all claims, liabilities, damages, costs, penalties, forfeitures, losses or expenses (including reasonable attorneys’ fees) for death or injury to any person or damage to any property whatsoever (including water tables and atmosphere) arising or resulting, directly or indirectly, from the release or discharge of Hazardous Substances, in, on, under, upon or from the Premises or the Improvements located thereon, or from the transportation or disposal of Hazardous Substances to or from the Premises in each case to the extent caused by Tenant. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any legally required repairs, clean-up or detoxification or decontamination of the Premises or the Improvements, and the presence and implementation of any closure, remedial action or other legally required plans in connection therewith. For purposes of the indemnity provided herein, any acts or omissions of Tenant, or its employees, agents, customers, sublessees, assignees, contractors or sub-contractors of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant.

Landlord represents and warrants that the Property is in compliance with applicable Environmental Laws as of the Commencement Date, and agrees to indemnify, defend and hold harmless Tenant from and against all damages (excluding consequential, punitive, incidental, special and similar type damages), costs, losses, and expenses (including reasonable attorneys’ fees) to the extent resulting from the existence of any Hazardous Substances at the Property as of the Commencement Date or otherwise discovered during the Term of the Lease; provided that such indemnification obligation shall not extend to any damages resulting from the actions of Tenant or those over whom Tenant is deemed to have control.

The foregoing covenants and obligations set forth in this Section 10 shall survive the termination or expiration of this Lease or Tenant’s right to possession of the Premises hereunder.

11.	INSURANCE.

(a)            Tenant’s Liability Insurance. Tenant agrees to carry, at its expense, during the entire term hereof, a policy of commercial general liability and property damage insurance in an amount of not less than $2,000,000.00 per occurrence ($4,000,000.00 aggregate), with respect to the Premises, and the business operated by Tenant in the Premises.

(b)            Tenant’s Property Insurance. Tenant agrees to carry, at its expense, during the entire Term hereof, a policy of extended property insurance (which is currently commonly called “causes of loss - special form” and formerly called “all risk”) against fire, vandalism, malicious mischief, and such other perils as are from time to time included in a standard extended coverage endorsement insuring any Improvements constructed by Tenant, Tenant’s merchandise, trade fixtures, furnishings, equipment and all other items of personal property of Tenant located on the Premises on a replacement value basis.

(c)            Requirements of Tenant’s Insurance. All policies of insurance to be carried by Tenant under this Lease shall (i) be in the amounts stated above, subject to adjustment from time to time as reasonably required by Landlord or Landlord’s lender; (ii) as to liability insurance only, name Landlord and Landlord’s property manager as additional insureds; and (iii) be in form and substance reasonably satisfactory to Landlord. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. The insurance shall be with an insurance company authorized to do business in the State of Minnesota and a copy of the policies evidencing such insurance or certificates of insurers certifying to the issuance of such policies shall be delivered to Landlord prior to the Commencement Date and upon renewals not less than 30 days prior to expiration of such coverage. Such policies shall also provide that no act or default of any person other than Landlord or its agents shall render the policy void as to Landlord or effect Landlord’s right to recover thereon.

(d)            Landlord’s Liability Insurance. Landlord agrees to carry during the entire Term hereof, a policy of commercial general liability and property damage insurance in an amount of not less than $3,000,000.00 per occurrence ($3,000,000.00 aggregate), with respect to the Property.

(e)            Landlord’s Property Insurance. Landlord agrees to carry during the entire Term hereof, a policy of extended property insurance (which is currently commonly called “causes of loss - special form” and formerly called “all risk”) against fire, vandalism, malicious mischief, and such other perils as are from time to time included in a standard extended coverage endorsement insuring the Building and Landlord’s Work on a replacement value basis.

12.           WAIVER OF SUBROGATION. Notwithstanding anything in this Lease to the contrary, neither Landlord nor Tenant shall be liable to the other for loss arising out of damage or destruction of the Premises, the Building, the Property, or other Improvement, or personal property or contents therein, or from a loss of rents that may be abated as a consequence of such damage, if such damage or destruction is caused by a peril included within a standard form of fire insurance policy, with full extended coverage endorsement added, as from time to time issued in Minnesota, whether or not such policy, is in fact, in effect. Such absence of liability shall exist whether or not the damage or destruction is caused by the negligence of Landlord or Tenant, or their respective officers, employees, agents or customers. It is the intention and agreement of Landlord and Tenant that each Party shall look to its insurer for reimbursement of any such loss, and the insurer involved shall have no subrogation rights against the other Party. Each Party shall advise its insurance company of this release and such policy shall, if necessary, contain a waiver of any right of subrogation by the insurer against the other Party.

13.           INDEMNIFICATION. Subject to the foregoing provisions of Section 12, Tenant shall defend and indemnify Landlord and hold it harmless from and against any and all liability, damages, costs, or expenses, including attorneys’ fees, arising from any act, omission or negligence of Tenant or its officers, contractors, licensees, agents, servants, employees or invitees in or about the Premises or Building, or arising from any default by Tenant under this Lease. Landlord shall not be liable for any loss or damage to person or property sustained by Tenant, which may be caused by the Premises, or appurtenances thereto, being out of repair or by theft, or by vandalism, or by any other cause of whatsoever nature except to the extent caused by the gross negligence or intentional act of Landlord, or the failure of Landlord to perform its obligations under the terms of this Lease.

14.           IMPROVEMENTS AND ALTERATIONS. Tenant may not make alterations or improvements (“Improvements”) to the Premises, except for non-structural Improvements costing less than $15,000.00 per project, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Improvements shall be made at Tenant’s sole cost and any contractor must first be approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall obtain all necessary permits and provide Landlord with copies. Tenant shall promptly repair any damage and perform any necessary cleanup resulting from any Improvements. All Improvements (except trade fixtures, furniture and equipment belonging to Tenant which are removable without causing damage to the Premises) shall be Landlord’s property and shall remain upon the Premises upon the expiration or other termination of this Lease, all without compensation to Tenant. Landlord may elect, however, such election to be expressed in writing to Tenant at the time Tenant requests Landlord’s consent to make a particular Improvement, to require Tenant to remove at Tenant’s expense such Improvement upon the expiration or other termination of this Lease and restore the Premises to the condition existing before the construction of such Improvement. All Improvements made by Tenant shall comply with all applicable laws, codes, and ordinances. Tenant agrees not to create, incur, impose, or permit any lien against the Premises or Landlord by reason of any Improvement and Tenant agrees to hold Landlord harmless from and against any such lien claim. At its expense, Tenant shall cause to be discharged, within fifteen (15) days of the filing thereof, any construction lien claim filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, or on behalf of Tenant. Tenant may contest any such lien in a manner prescribed by law after posting security for the benefit of Landlord in an amount reasonably determined by Landlord, but in no event not less than 150% of the amount claimed by such lien, or by posting security with a Court of competent jurisdiction in connection with an Order that releases the Premises from the lien.

15.	CONDEMNATION.

(a)            If the Property shall be taken or condemned for any public purpose, or purchased under threat of such taking, to such an extent as to render the Premises untenantable, this Lease shall forthwith cease and terminate as of the date title vests in the condemning authority or the date the condemning authority takes possession, whichever shall occur first. Further, Landlord may terminate this Lease in the event that such taking makes the operation of the Property after such taking commercially impractical, in Landlord’s reasonable judgment, whether or not such taking directly affects the Premises.

(b)            In the event this Lease is not terminated as contemplated by subparagraph (a) above, Landlord shall promptly restore the Property to substantially the same condition as the Property was in as of the Commencement Date (with the exception of those portions of the Property taken), and after restoration, Rent shall be proportionately adjusted to reflect any diminution in the square footage of the Premises.

(c)            In any taking of the Property, or any portion thereof, whether or not this Lease is terminated as provided in this article, Tenant shall not be entitled to any portion of the award for the taking of the Property or damage to Landlord’s Work, with the exception that Tenant may apply for a separate award for Tenant’s relocation expenses, and the taking of Tenant’s furniture, fixtures or equipment, or personal property, or any other amount that does not reduce the amount otherwise payable to Landlord.

16.	ASSIGNMENT AND SUBLETTING.

(a)            Tenant shall not voluntarily, involuntarily or by operation of law assign, transfer, mortgage or encumber this Lease, nor sublet the whole or any part of the Premises without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld.

(b)            Notwithstanding the foregoing, Tenant may, without the prior consent of Landlord but with not less than fifteen (15) days’ prior written notice to Landlord (such notice to include the proposed assignee’s financial statement), at any time assign or otherwise transfer this Lease in its entirety to any parent, subsidiary or affiliate corporation or entity, or any corporation resulting from the consolidation or merger of Tenant into or with any other entity, or to any person, firm, entity or corporation acquiring a majority of Tenant’s issued and outstanding capital stock or substantially all of Tenant’s physical assets; provided that in each instance described above, the assignee or transferee has a financial strenghth (as reasonably determined by Landlord based on its review of the financial statement of the proposed assignee or transferee) equal to or greater than the financial strength of Tenant as of the Commencement Date or immediately prior to such assignment or transfer, whichever is greater. As used herein, the expression “affiliate corporation or entity” means a person or business entity, corporate or otherwise, that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Tenant. The word “control” means the right and power to direct or cause the direction of the management and policies of a person or business entity, corporate or otherwise, through ownership or voting securities by contract; provided, however, that in the event of such an assignment, the use of the Premises shall remain substantially the same and the assignee shall assume in writing the terms and conditions set forth herein to be observed and performed by Tenant and agree to attorn to Landlord in the performance of such assumed obligations. Landlord shall be designated as an intended third party beneficiary of such assumption and attornment covenants or otherwise be in privity of contract with respect thereto.

(c)            No assignment or subletting, even if approved, shall release Tenant from primary responsibility for the full and timely performance of all of Tenant’s obligations under this Lease.

(d)            Landlord shall be entitled to receive fifty percent (50%) of any profit or increased Rent received by Tenant in connection with any assignment or subletting, after deduction therefrom for Tenant’s documented costs incurred in such assignment or subletting.

17.	DEFAULTS AND REMEDIES.

(a)            Defaults by Tenant and Landlord’s Remedies. If (i) On the first two (2) occurrences of such failure during the Term hereof, Tenant fails to pay when due any installlment of Rent or other charges due hereunder and such failure continues for five (5) days after Landlord gives Tenant written notice of such failure, or thereafter, Tenant fails to pay when due any installment of Rent or other charges due hereunder and such failure continues for five (5) days after it is due without Landlord being required to provide any such notice; or (ii) Tenant fails to perform any other covenant, term, agreement or condition of this Lease, and such failure continues for twenty (20) days after written notice from Landlord (provided, however, that if the nature of such default other than for nonpayment is such that the same cannot reasonably be cured within such twenty (20) day period, Tenant shall not be deemed in default if Tenant shall commence such cure within said twenty (20) day period and thereafter diligently prosecute the same to completion, but in no event shall any such cure period, as extended, exceed a total of forty-five (45) days beyond the dated of Landlord’s notice without Landlord’s prior written consent to a cure period greater than forty-five (45) days, (iii) there is a levy imposed by a judgment creditor of Tenant upon, under writ of execution or the attachment by legal process by such creditor of, the leasehold interest of Tenant, or the creation of a lien by a creditor of Tenant with respect to such leasehold interest, and such levy, lien, writ or attachment is not removed or released within ninety (90) days after its attachment or occurrence, (iv) Tenant abandons the Premises or fails to take possession of the Premises when available for occupancy, whether or not Tenant continues to pay Rent due under this Lease, (v) Tenant becomes bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property, (vi) Tenant fails to maintain its ACH payment system for the payment of Rent without Landlord’s written consent to accept an alternative form of payment, (vii) Tenant fails to maintain any Required Approvals; provided however, Tenant shall have twenty (20) days after notice of failure to maintain any Required Approvals to cure such default; or (viii) a trustee or receiver is appointed for Tenant or for the major part of its property, or any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law, or similar law for the relief of debtors, is instituted by Tenant, or against Tenant and is allowed against it, or is consented to by it or is not dismissed within sixty (60) days after such appointment or institution (each of the foregoing, an “Event of Default”), then, in any such case, Landlord, in addition to all other rights and remedies available to Landlord at law or equity or by other provisions hereof, may commence an eviction action in accordance with the laws of the State of Minnesota and, at Landlord’s option, terminate this Lease or terminate Tenant’s right to possession of the Premises only, without terminating the Lease. Tenant further agrees that in case of any such termination or recovery of possession without terminating this Lease, Landlord may pursue any and all remedies available at law or in equity for Tenant’s default, and Tenant agrees to pay to Landlord upon demand all damages resulting from such termination including, but not limited to, (a) all Rent owing as of the date of such default, (b) all Rent which would have been payable for the balance of the Term, had Tenant not defaulted on its obligations under the Lease, (c) all costs incurred by Landlord in recovering the Premises and the preparation of the Premises for re-leasing, including reasonable brokerage and attorneys’ fees incurred, and repairs and improvements to the Premises, and (d) all other damages suffered by Landlord as a result of Tenant’s default.

(b)            Right of Landlord to Cure Tenant Defaults. If Tenant shall default in the observance or performance of any term or covenant of this Lease, or if Tenant shall fail to pay any sum of money, other than Rent required to be paid by Tenant hereunder, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation to make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease, remedy such default for the account and at the expense of Tenant, immediately and without notice in case of emergency, or in any other case after notice and expiration of any applicable cure period. If Landlord makes any expenditures or incurs any obligations for the payment of money in connection with Tenant’s default including, but not limited to, attorneys’ fees, Tenant shall pay to Landlord as Additional Rent such sums paid or obligations incurred, with costs and interest at the rate of twelve percent (12%) per year or the maximum rate permitted by law, whichever is lower. Tenant shall pay such Additional Rent within twenty (20) days after the receipt of written notice from Landlord including a statement for such Additional Rent. In any event, Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this section as in the case of default by Tenant in the payment of Rent.

(c)            Unpaid Sums. Any amounts owing from Tenant to Landlord, or from Landlord to Tenant, under this Lease shall bear interest at the highest rate permitted by law in the State of Minnesota, not to exceed the annual rate of twelve percent (12%) calculated from the date due until the date of payment. In addition to the foregoing remedies, if any payment of Rent is not paid within five (5) days of the date due, Tenant shall (without the necessity of notice from Landlord) pay a late charge equal to five percent (5%) of the amount of such overdue payment per month or proportion thereof as liquidated damages for Landlord’s extra expense in handling such past due account.

(d)            Landlord Defaults and Tenant Remedies. Landlord shall be deemed to be in default hereunder if Landlord fails to perform any covenant, term, agreement or condition of this Lease, and such failure continues for thirty (30) days after written notice from Tenant (provided, however, that if the nature of such default is such that the same cannot reasonably be cured within such 30-day period, Landlord shall not be deemed in default if Landlord shall commence such cure within said 30-day period and thereafter diligently prosecute the same to completion). If Landlord shall default as provided herein, or in the case of an emergency, Tenant may, but shall not be obligated to, and without waiving or releasing Landlord from any obligation to perform any such act on Landlord’s part to be made or performed as provided in this Lease, remedy such default for the account and at the expense of Landlord, immediately and without notice in case of emergency, or in any other case after notice and expiration of any applicable cure period. If Tenant makes any expenditures or incurs any obligations for the payment of money in connection with Landlord’s default including, but not limited to, attorneys’ fees, Landlord shall pay to Tenant such sums paid or obligations incurred, with costs and interest at the rate of twelve percent (12%) per year or the maximum rate permitted by law, whichever is lower. In no event shall Tenant be entitled to any offset or deduction to the payment of Rent when due.

18.	SALE OR MORTGAGE OF LANDLORD’S INTEREST.

(a)            Conveyance of Landlord’s Interest. Landlord may sell, assign or otherwise transfer, in whole or in part, its interest in this Lease and the Property. Landlord shall require the transferee to assume the obligations of Landlord under this Lease arising from and after the date of transfer. The transfer shall release Landlord from any further liability to Tenant hereunder for acts occurring after the transfer and assumption by such transferee and, after any such transfer and assumption by such transferee, Tenant shall look solely to the transferee for the performance of any obligations of the party who from time to time is the landlord under this Lease.

(b)            Estoppel Certificate. Within ten (10) business days after written request by either Party, the other Party shall execute, acknowledge and deliver to the requesting Party a statement in writing (i) certifying, to the extent true or known, that this Lease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying, to the extent true or known, that this Lease, as so modified, is in full force and effect), the dates to which Base Rent and Additional Rent and any other charges payable by Tenant hereunder are paid in advance, if any, (ii) acknowledging that there are not, to the certifying Party’s knowledge, any uncured defaults on the part of the requesting Party hereunder or specifying such defaults if any are claimed, and (iii) in case of a transfer of Landlord’s interest, and Tenant’s receipt of written notice from Landlord and such transferee confirming the nature and occurrence of such transfer and requesting Tenant’s attornment, attorning to the transferee, provided the transferee acknowledges Tenant’s rights under this Lease. Landlord and Tenant hereby acknowledge that prospective purchasers and encumbrancers of the Premises, Tenant’s business, or of the Property, may incur obligations or extend credit in reliance upon such estoppel certificate. If the certifying Party fails to deliver such statement to the requesting Party within said ten (10) business day period, the requesting Party shall give the certifying Party an additional written notice of such request. If such statement in not received by the requesting Party within two (2) business days after such additional request, such failure shall conclusively evidence the representation and agreement that: this Lease is in full force and effect, without modification, except as the requesting Party may represent; there are no uncured defaults in the requesting Party’s performance hereunder; and Tenant has not paid more than one month’s Rent in advance.

19.           SUBORDINATION. This Lease, and the term and estate hereby granted, and all of the rights of Tenant hereunder, are subject and subordinate to any underlying leases and the liens of any mortgage or mortgages now or hereafter in force against the Premises or the building in which the Premises are located or the land on which it sits, as well as to any and all zoning laws, ordinances and regulations, conditions and agreements affecting said real estate at any time, and Tenant shall execute such further commercially reasonable instruments confirming such subordination of this Lease to the lien or liens of any such lease or mortgage as shall be requested by Landlord; provided, however, that this subordination and any such further instruments shall not, so long as Tenant is not in default in the performance of any of the terms, covenants and conditions of this Lease, terminate or modify this Lease or any of the rights of Tenant hereunder. Landlord, Landlord’s current lender and Tenant shall enter into a Subordination, Attornment and Nondisturbance Agreement on Landlord’s current lender’s standard form promptly after execution of this Lease.

20.           QUIET ENJOYMENT. Landlord covenants that if Tenant shall pay the rent and observe and perform all the terms, covenants and conditions of this Lease on its part to be observed and performed, Tenant shall peaceably and quietly enjoy possession of the Premises and all of its other rights hereunder, subject to the terms and conditions of this Lease.

21.           BUILDING IMPROVEMENTS/TENANT EQUIPMENT/WARRANTY. Landlord shall cause to be performed those certain improvements to the Property described and depicted on Exhibit D attached hereto (“Landlord’s Work”). Landlord’s Work will be constructed with Substantial Completion and, correspondingly, the Commencement Date, anticipated to be on or about April 1, 2023. Landlord’s Work shall be based upon mutually agreeable plans and specifications to be developed by Landlord and reasonably acceptable to Tenant. Landlord’s Work shall be performed by Landlord’s general contractor, Greiner Construction. Tenant shall cooperate with Landlord and those engaged by Landlord to complete Landlord’s Work, in the completion of plans and specifications, the scheduling of such work and the supplying of access and utility services necessary for the performance of such work. Tenant shall also cooperate with Landlord’s contractor in coordinating any work to be done by Tenant’s contractors or subcontractors during the period that Landlord’s Work is being completed. Such coordination shall require that Tenant’s work not adversely affect the schedule for Landlord’s Work or result in any labor dispute.

Base Rent includes the cost to complete Landlord’s Work as set forth on Exhibit D. Tenant shall be responsible for any increase in the cost of Landlord’s Work resulting from changes to Landlord’s Work requested in writing by Tenant and documented in change orders signed by Landlord and Tenant (collectively, “Excess Costs”). Tenant shall pay all Excess Costs to Landlord in full on or before the Commencement Date.

Landlord represents and warrants that as of the Commencement Date, the Premises, including Landlord’s Work will be in compliance with all applicable codes and regulations, inclusive of the provisions of the Americans with Disabilities Act of 1992, as amended. Tenant shall have the benefit of any labor and material warranties given by Landlord’s contractors, and, in addition, Landlord hereby warrants to Tenant that Landlord’s Work shall be free from defective materials and workmanship for a period of one (1) year from the date of Tenant’s occupancy of the Premises.

Landlord shall provide Tenant with access to the Premises upon Substantial Completion of Landlord’s Work solely for the purpose of Tenant’s setup, provided that such early access does not cause a labor dispute, interfere with Landlord’s Work, or damage Landlord’s property. Tenant’s early access shall be subject to the terms of this Lease, with the exception that Tenant shall have no obligation to pay Rent during such early access period. Landlord shall thoroughly clean the Premises prior to Tenant’s move-in, other than for debris or other cleaning resulting from Tenant’s activities in the Premises prior to the Commencement Date.

22.          SECURITY DEPOSIT. Upon the execution of this Lease, Tenant shall deposit with Landlord the sum of Eleven Thousand Forty Five and 53/100 Dollars ($11,045.53) as security for the performance of Tenant’s obligations under this Lease (the “Security Deposit”). Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any Event of Default under this Lease or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of Tenant’s obligations hereunder. If there are no payments to be made from the Security Deposit as set out in this paragraph, or if there is any balance of the Security Deposit remaining after all payments have been made, the Security Deposit, or such balance thereof remaining, will be refunded to the Tenant within thirty (30) days after fulfillment by Tenant of all obligations hereunder (including payment of the balance of any year-end reconciliation of Operating Costs and Taxes). Should any portion of the deposit be appropriated and applied by Landlord in accordance with this section, Tenant shall, upon demand by Landlord, immediately replenish said deposit to its original amount, and Tenant’s failure to do so within ten (10) days after Landlord’s demand shall constitute an immediate default under this Lease, without the requirement of additional notice or further opportunity to cure. Upon sale or conveyance of the Property, Landlord shall transfer or assign the Security Deposit to any new owner of the Property, and upon such transfer, and the written assumption of such new owner of Landlord’s obligations thereafter arising under this Lease, including, but not limited to, those relating to the Security Deposit, all liability of Landlord for the Security Deposit shall terminate. Landlord may commingle the Security Deposit with Landlord’s general and other funds. Landlord shall not be required to pay interest on the Security Deposit to Tenant.

23.           BROKER/COMMISSIONS. Tenant and Landlord hereby acknowledge that they have dealt with no brokers other than Eric Batiza of JLL (“Landlord’s Broker”) and Evan Molde of Colliers International (“Tenant’s Broker”). Landlord shall be responsible for commissions due to Landlord’s Broker and Tenant’s Broker pursuant to separate agreements. Landlord and Tenant agree to indemnify, defend, and hold each other harmless from any other claims by any other broker or agent arising out of the respective actions of Landlord or Tenant.

24.          DAMAGE OR DESTRUCTION. If the Property is damaged or destroyed by fire or other casualty (“Casualty”) to the extent of fifty percent (50%) or more of the Property’s value at the time, then Landlord, by giving written notice to Tenant within thirty (30) days after the Casualty, may terminate this Lease; provided, however, if such Casualty occurs within the last year of the Term hereof, such termination right shall be mutual. If less than fifty percent (50%) of the Property’s value is so damaged or destroyed by Casualty (or if neither Landlord nor Tenant elects to terminate in the event of damage of 50% or more), Landlord shall promptly commence and diligently pursue restoration of the damaged areas (other than those areas Tenant is required by this Lease to insure) to substantially the same condition that existed immediately prior to the Casualty. If the same cannot likely be restored within two hundred ten (210) days after the Casualty, as reasonably determined by Landlord, then either Landlord or Tenant, by giving written notice to the other within thirty (30) days after the Casualty, may terminate this Lease. Any Lease termination under this section shall be effective ten (10) days after such notice is given, except that if the Casualty has materially disrupted or prevented Tenant’s use of the Premises as of or about the date of said Casualty, the termination shall be effective as of the date of said Casualty. In no event shall Tenant be entitled to any part of any of Landlord’s insurance proceeds resulting from the Casualty. Rent shall be proportionately abated during any period of restoration based on the area of the Premises that Tenant is unable to occupy during said restoration. If there occurs a Casualty during the last nine (9) months of the Term, such that Landlord otherwise would be required under the terms of this Lease to restore the Premises, either Landlord or Tenant shall have the option to terminate this Lease by written notice to the other within thirty (30) days of the date of such Casualty if it is not reasonable to expect that Landlord will complete the restoration of the Premises on or before sixty (60) days prior to the end of the Term.

25.           FINANCIAL STATEMENTS. Tenant agrees to deliver, if requested in writing, to Landlord, within sixty (60) days after the end of Tenant’s fiscal year end, a copy of Tenant’s most recently compiled financial statements. Landlord agrees that such financial statements of Tenant received by Landlord pursuant to this Lease shall be held in confidence by Landlord except that Tenant recognizes that Landlord may share this information with its (i) lenders and bankers, (ii) prospective purchasers, and (iii) those officers, directors, employees, attorneys, consultants, auditors, agents and contractors of the foregoing whose duties and obligations make such disclosure necessary or appropriate, provided that said lenders, bankers, prospective purchasers, and such other persons agree to also keep said information confidential.

26.	MISCELLANEOUS PROVISIONS.

(a)            Headings. The titles to sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(b)            Successors and Assigns. All of the covenants, agreements, terms and conditions contained in this Lease shall inure to and be binding upon Landlord and Tenant and their respective successors and assigns.

(c)            Non-waiver. Waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained in any instance shall not be deemed to be a waiver of any other breach of such term, covenant, or condition of this Lease.

(d)            Entire Agreement. This Lease contains all covenants and agreements between Landlord and Tenant relating in any manner to the Premises. No prior agreements or understandings pertaining thereto shall be valid or of any force or effect. This Lease shall not be altered, modified or amended except in writing signed by Landlord and Tenant.

(e)            Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and the remaining provisions hereof shall nevertheless remain in full force and effect. If the intent of any sections of this Lease so indicate, the obligations of Landlord and Tenant pursuant to such sections of this Lease shall survive the termination of this Lease.

(f)            No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent, Additional Rent and other charges stipulated herein shall be deemed to be other than on account of the earliest stipulated Base Rent, Additional Rent or other charges, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Base Rent or Additional Rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Rent, Additional Rent and any other charges or pursue any other remedy in this Lease.

(g)            Notices. Whenever in this Lease it shall be required or permitted that notice or demand be given or served by either Party to this Lease, such notice or demand shall be given or served in writing and sent to Landlord and Tenant at the addresses set forth below:

Tenant:	Encore Medical, Inc. Attn: Mike Corcoran
2975 Lone Oak Dr., Suite 140 Eagan, MN 55121
Email: mcorcoran@encore-medical.com

Landlord:	The Waters HM LLC Attn.: Paul M. Hyde 250 Nicollet Mall Suite 920
Minneapolis, MN 55402 Email: paul@hyde-dev.com

All such notices shall be sent by (i) certified or registered mail, return receipt requested, and shall be effective three (3) days after the date of mailing; (ii) Federal Express or similar overnight courier and shall be effective one (1) business day after delivery to Federal Express or similar overnight courier; and (iii) personal service, and shall be effective on the same day as service. Any such address may be changed from time to time by either Party serving notices as provided above.

(h)            Parking. Tenant, at no additional cost, will have the nonexclusive right to park on the Property’s striped surface parking lot shown on Exhibit B attached hereto.

(i)            Access. Tenant shall have access to the Premises and the Property’s surface parking lot 24 hours per day, 7 days per week.

(j)	Recording of Lease. Tenant shall not record this Lease.

(k)            Attorneys’ Fees. If either Party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing Party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

(l)            Time is of the Essence. Time is of the essence as to the performance of Landlord’s Work, payment of Base Rent and Additional Rent, the Security Deposit, and the performance of all other obligations of the Parties under this Lease.

(m)           Counterparts; Electronic Signatures. This Lease may be executed in counterparts, each of which shall be deemed to be an original, but any number of which, when taken together, shall constitute but one agreement. The exchange of executed copies of this Lease by facsimile or Portable Document Format (PDF) transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall constitute effective execution and delivery of this Lease as to the parties for all purposes, and signatures of the parties transmitted by facsimile or PDF, including any electronic signature as aforesaid, shall be deemed to be their original signatures for all purposes. The parties agree that such delivery will have the same binding effect as delivery of the physical document bearing the handwritten signature.

(n)            Force Majeure. Unless otherwise expressly provided in this Lease, a Party shall not be liable to the other Party for delays or failures in the performance of any of its obligations under this Lease because of acts of God; acts of a public enemy; acts of war, whether declared or undeclared; acts of terrorism; insurrections; riots; fires; explosions; accidents; epidemics; quarantine restrictions; acts of government; failures of transportation; freight embargoes; strikes or other labor disputes causing work to be stopped, slowed, or interrupted; provided that such delays or failures were beyond that Party’s reasonable control and were not caused by its fault or negligence (“Force Majeure”). If a delay or failure of performance occurs that is excusable under this provision, as determined by the Parties, in their reasonable discretion, the period for performance shall be extended for a time equal to the time lost because of the Force Majeure event. Notwithstanding the foregoing, in no event shall a Force Majeure event excuse the full and timely payment of Rent or other amounts owing under this Lease.

[Signature page follows]

Signature page for Commercial Lease

Dated this 3rd day of February, 2023.

LANDLORD:

The Waters HM LLC,
a Minnesota limited liability company

/s/ Paul Hyde
By:	Paul Hyde, President

TENANT:

Encore Medical, Inc.,
a Minnesota corporation.

By:	/s/ Mike Corcoran
Name:	Mike Corcoran
Its:	President & CEO

EXHIBIT A-1

Legal Description of Land

Lot 2, Block 1, Blue Ridge Seventh Addition, City of Eagan, Dakota County, Minnesota

EXHIBIT A-2

Depiction of the Premises – (Shown as Suite 180)

Waters Business Center VI

Live Oak Drive
30' PARKING SETBACK
PROPERTY LINE
20 PARKING SETBACK
EXISTING TRASH ENCLOSURE
EXISTING TRUCK COURT
EXISTING TRANSFORMER
BUILDING MECHANICAL ROOM

EXHIBIT B

Depiction of the Property

EXHIBIT C

Sign Criteria

1.	GENERAL

A.	An area identification sign (Ground Sign) will be provided for the site containing only the project name.

B.	No pylon sign will be permitted.

C.	Signage on the building façade will be permitted for those tenancies located in those areas of the buildings designed for combined office/warehouse use.

D.	All signage permitted on the buildings shall be of the unlighted type.

E.	The furnishing and installation of signs as provided for herein and costs incurred will be the responsibility of the tenant.

F.	It is intended that the signage for each combination office/warehouse use be uniform in design and style of lettering and although previous and current signage practice of the tenant will be considered, it will not be the governing factor in the approval of signs to be installed.

G.	Service doors at the rear of the service areas of the building may be identified with professionally applied signs, identifying the business name and address of the tenant only. Lettering shall not be larger than 3” in height and shall be uniformly placed at each tenant location as approved by the Owner/Landlord.

H.	Tenants shall not post any signs other than those provided for herein.

2.	SIGN CRITERIA

A.	The wording of the signage provided for herein shall be limited to the tenant’s business identification (name) only and shall not include items sold or services provided. (The intent here being that of business identification and not product or service advertising.)

B.	The use of corporate shields, logos or insignias will be permitted (subject to Landlord’s approval), provided such corporate shields, logos, or insignias shall not exceed the allowable height for sign letter.

C.	Multiple or repetitive signage will be allowed only with the approval of the Landlord provided the area of such signage conforms to the limitations set forth herein.

D.	All signs and identifying marks shall be within the limitations of the sign fascia as set forth on the building elevation drawings.

E.	Internally lighted and/or flood lighted signage will not be approved.

F.	Tenant’s signage shall be of the same material and color as may be designated by Landlord to be used uniformly for all tenants of the building.

3.	PROHIBITED TYPES OF SIGNS OR SIGN COMPONENTS

A.	Moving or rating signs.

B.	Illuminated signs.

C.	Signs employing moving or flashing lights.

D.	Signs employing exposed raceways.

EXHIBIT D

Landlord’s Work

GREINER

Greiner Construction Inc.
121 South 8th Street
Suite 1200
Minneapolis, MN 55402

BUDGET SUMMARY

ESTIMATE DATE:	February 2, 2023
PROJECT:	**Waters VI Encore Medical Remodel**
ARCHITECT:	Mohagen Hansen
DRAWING DATE:	January 20, 2023

DESCRIPTION	Notes	Total BUDGET
Construction Costs		
Demolition	Demo of walls, flooring at breakroom, millwork, and ACT	$6,050
Concrete/Masonry	N/A none shown on plan	$0
Steel	N/A none shown on plan	$0
Carpentry labor	Labor to install new doors/hardware, wall backing at millwork, and install of millwork.	$8,800
Millwork	Per Keynote 4 provide new PLAM base/upper with solid surface top at breakroom. Keynote 5 provide PLAM base/upper/countertop millwork at Copy room, Keynote 6 provide new PLAM base and solid surface countertops at conference room	$14,890
Frames/Doors/Hardware	Supply (5) 3x7' HM Frames, (2) 6'x7' HM frames, (3) 8'x4' HM frames borrowed lite at Manufacturing Room 114, (3) 3'x7' HM doors, and (6) 3x7 HM doors with half lite.	$19,342
OH Doors	N/A	$0
Glass & Glazing	Supply and install new 1/2" glass storefront at conference room, 1/2" clear tempered glass top and bottom channels, header with concealed closer, 12" back to back pulls, 4" top & bottom rails no lock, 1/4" clear tempered glass at HM frames at manufacturing room 114	$8,175
Glass Film	N/A none shown on plan	$0
Gypsum Drywall	Metal studs, drywall, taping/sanding, batt insulation, patch repair walls at demo scar areas, all walls assumed at a level 4 finish, new 12' wall seperating rooms 113, 114, 115, 116, 117, 121, and 122 from corridor/office area. Fire taped above the ACT at rooms noted above. Walls built to 6" above ceiling between conference room and copy room. RFP at mop sink	$53,700
FRP	Included in drywall costs above	$0
Tile/Stone	N/A none shown on plan	$0
Acoustical Ceilings	Patch/repair existing grid & ceiling, supply and install new Armstrong VL 2x4 tile and 15/16 gasketed grid at rooms 114 & 115	$19,500
Carpet & Vinyl	Supply and install CPT at Office areas utilizing a $25/sy material allowance as noted in plan, VCT and vinyl base at rooms 114, 115, 116, 121, and 122, LVT at breakroom 110 utilizing a $4/sf material allowance. Includes vinyl base at 117, 120, and 124. Does not include any moisture mitigation costs	$41,550
Sealed Concrete	Sealed concrete removed per meeting dated 2/1/2023	$0
Painting & Wallcovering	Painting of office walls, breakroom, copy/work, conference room, engineering room, HM frames, HM windows at new demising wall, rooms 113, 114, 115, 116, 117, 121, 122, and 124 assumed to receive paint	$18,790
Appliances	Excluded, by tenant	$0
Window Treatments	N/A none shown on plan	$0
Fire Protection	Modify for new layout, does not inlcude Dry/Pre action system	$12,300
Plumbing	Demo of existing fixtures per plan, new breakroom fixtures, added mop sink, and compressor hook up only, includes sawcutting and patching for plumbing work	$7,600
HVAC	Reuse existing RTU to serve Manufacturing Room 114, (16) HEPA filters to provide 60 ACH, ducted returns at room 114 and duct insulation. Rework existing duct for new office area layout, diffusers for new layout, pricing does not include new RTU	$63,530
Electrical	Make safe for demo as needed, Saw cut floor for new in floor flush outlet per "General Project Notes" Keynote 6 at Room 107. Supply and install light fixtures per "Reflected Ceiling Plan" Keynotes 2, 3, 4, 5, 6, and 7. No equipment load was provided at time of budget for rooms 113, 114, 115, 116, 117 and 122, assumptions have been made for these rooms and can fluctuate pending actual equipment loads. In lieu of the Cooper Lighting fail safe series being called out, Lithonia flat panel fixture will be supplied.	$74,350
Phone & Data	Excluded, By Tenant	$0
Life Safety/Fire Alarm	Allowance for devicing	$8,900
Audio & Visual	Excluded, By Tenant	$0
Card Readers	Excluded as none shown in plan	$0
Security Systems	Excluded as none shown in plan	$0
Final Cleaning	Cleaning of construction area only	$3,561
General Conditions	Supervision, Dumpsters, tool/equipment rentals, courier, deliveries, administrative, etc.	$23,810
Building Permit	Allowance	$4,850
Subtotal Construction Costs		***$390,298***
Insurance	1.00%	$3,903
Contractors Fee	4.0%	$15,612
Total Construction Budget		***$409,813***